Exhibit 99.(a)(1)(i)

ABERDEEN EMERGING MARKETS EQUITY INCOME FUND, INC.
c/o ABERDEEN ASSET MANAGEMENT INC.
1735 MARKET STREET, 32ND FLOOR
PHILADELPHIA, PA 19103
(215) 405-5700

OFFER TO PURCHASE
FOR CASH UP TO 28,470,130 OF THE ISSUED AND OUTSTANDING SHARES OF
COMMON STOCK
OF
ABERDEEN EMERGING MARKETS EQUITY INCOME FUND, INC.
AT 99% OF NET ASSET VALUE PER SHARE

THE OFFER TO PURCHASE WILL EXPIRE AT 11:59 P.M., EASTERN TIME
ON JUNE 19, 2018, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED UNDER "CERTAIN CONDITIONS OF THE OFFER."

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO PURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

To the Shareholders of Aberdeen Emerging Markets Equity Income Fund, Inc.:

Aberdeen Emerging Markets Equity Income Fund, Inc., a non-diversified closed-end management investment company incorporated under the laws of the state of Maryland (the "Fund"), is offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, up to 28,470,130 (approximately 32%) of its issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"). As of May 10, 2018, 88,969,159 Shares were outstanding. The offer is to purchase Shares for cash (subject to any applicable withholding taxes and brokerage fees), subject to adjustment for fractional shares, at a price equal to 99% of the net asset value ("NAV") per Share determined as of the close of the regular trading session of the NYSE American, the principal market on which the Shares are traded, on the business day immediately following the day the offer expires or, if the offer is extended, on the business day immediately following the day to which the offer is extended (the "Purchase Pricing Date"). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

The Offer will expire at 11:59 p.m., Eastern time on June 19, 2018, unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case the Offer shall expire as so extended by the Fund (the "Expiration Date"). The Shares are traded on the NYSE American under the symbol "AEF". The NAV as of the close of the regular trading session of the NYSE American on May 15, 2018 was $9.40 per Share and the last reported sale price on the NYSE American on such date for a Share was $8.81. Until the Offer expires, NAV quotations can be obtained from AST Fund Solutions, LLC (the "Information Agent") by calling (800) 467-0743 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays).

IF YOU ARE NOT INTERESTED IN SELLING ANY OF YOUR SHARES AT THIS TIME, YOU DO NOT NEED TO DO ANYTHING. THE OFFER IS NOT PART OF A PLAN TO LIQUIDATE THE FUND. SHAREHOLDERS ARE NOT REQUIRED TO PARTICIPATE IN THE OFFER. SHAREHOLDERS WISHING TO SELL SHARES SHOULD CONSIDER WHETHER PARTICIPATING IN THE OFFER, IN LIGHT OF THE ASSOCIATED TRANSACTION COSTS DESCRIBED IN THIS OFFER TO PURCHASE, IS COST-EFFECTIVE VERSUS SELLING SHARES ON THE NYSE AMERICAN.

YOU MAY CHOOSE TO SELL YOUR SHARES ON THE NYSE AMERICAN AT THE PREVAILING MARKET PRICE (WHICH LIKELY WILL DIFFER FROM THE PURCHASE PRICE OF THE OFFER) AT ANY TIME.

The Fund will pay all administrative charges and expenses related to the Offer. The charges and expenses shall include legal, accounting, filing, printing, and those of AST Fund Solutions, LLC (the "Information Agent") and Computershare Trust Company, N.A. (the "Depositary") incurred in connection with the Offer. The date of this Offer to Purchase is May 22, 2018. The Fund mailed this Offer to Purchase and the accompanying Letter of Transmittal to shareholders on or about May 22, 2018.

SUMMARY TERM SHEET

This summary highlights important information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal.

What is the Offer?

The Fund is offering to purchase up to 28,470,130 Shares of its common stock (or approximately 32% of the Fund's outstanding stock). The Fund will purchase Shares for cash at a price equal to 99% of the per Share NAV as of the close of the regular trading session of the NYSE American on the business day immediately after the day the Offer expires. Unless extended, the Offer will expire at 11:59 p.m., Eastern time, on June 19, 2018. The Offer is subject to a number of conditions. (See Section 3.)

Will I have to pay anything to participate in the Offer?

The Fund is paying the costs of conducting the Offer, which include the costs of printing and mailing materials to Fund shareholders, certain legal and filing fees, and fees and expenses of the Depositary and the Information Agent. The actual expense per Share tendered by you for purchase, including the expense of effecting the purchase, will depend on a number of factors, including the number of Shares you tender for purchase. Your broker, dealer or other financial intermediary may charge you a fee for processing your purchase request and sending the purchase request to the Depositary. (See Sections 1, 6 and 7.)

Why is the Fund making this Offer?

The Fund's Shares have tended to trade in recent years at prices that are below their respective net asset values, or at a discount. The investment adviser of the Fund and the Board of the Directors of the Fund (the "Board") have regularly analyzed options to address the discount at which Shares have traded. As a result of those considerations, the Fund has taken certain actions, including implementing share buyback programs and managed distributions. Nonetheless, the Fund's discount has persisted and institutional investors have accumulated significant holdings in Shares. Given the size of these holdings, the Fund has been vulnerable to shareholder proposals that could be costly to shareholders, distracting to management and potentially detrimental to certain investors. In light of the changes in the markets and the potential for activism, the Board, along with the boards of directors of seven similarly situated closed-end funds advised by the Fund's investment adviser, or an affiliate thereof (the "Target Funds"), after conducting an analysis of available alternatives, ultimately approved a consolidation of all of the Target Funds into the Fund (the "Consolidation"). In connection with the Consolidation, the Fund was restructured to pursue an emerging markets equity income strategy. The Board approved a tender offer contingent on the consummation of the Consolidation to provide liquidity to shareholders and increase the likelihood of shareholder support for the Consolidation. On October 3, 2017, the Fund, along with six of the Target Funds, entered into a Standstill Agreement with City of London Investment Management Company Limited ("CoL"), a large shareholder of certain Target Funds, which required the Fund to commence a tender offer for shares of the Fund post-Consolidation at 99% of NAV in an amount that, together with capital gains then-accrued by the Fund and to be distributed in 2018, would aggregate up to a maximum distribution of 50%, and not less than 40%, of the net assets of the Fund. CoL has agreed to tender all of the Shares held by it in the Offer. Additionally, pursuant to the Standstill Agreement, the Fund has agreed to establish a targeted discount policy, which will seek to manage the Fund's share trading discount by: (1) committing the Fund to buy back shares in the open market when the Shares trade at a discount of 10% or more to NAV and (2) undertaking a 15% tender offer if the average discount exceeds 11% of NAV over any rolling twelve-month period commencing on the closing of a Reorganization and ending on December 31, 2019, provided that the Fund shall not be required to conduct more than one tender offer during such period. Also, pursuant to the Standstill Agreement, the Fund's expense ratio will be capped at 1.20% (excluding leverage costs, taxes, interest, brokerage commissions and any non-routine expenses) through December 31, 2019, which the Investment Adviser has agreed to extend until two years from April 27, 2018, the closing date of the Consolidation. If the Fund fails to complete a tender offer by the end of the third quarter of 2018, the Standstill Agreement will terminate. (See Section 11).

The Consolidation was consummated on April 27, 2018. On May 11, 2018, the Board announced that the Fund intended to commence a issuer tender offer for 32% of the outstanding Shares of the Fund at a price equal to 99% of the NAV per Share (as of the business day immediately after the date any such offer

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expires). The Fund is making the Offer to provide shareholders with an alternative source of liquidity for their investment in Shares and as part of the Fund's continuous efforts to provide additional value to shareholders. The Offer provides a means for shareholders who wish to sell a portion of their Shares to do so at close to the NAV per Share. (See Section 2.)

When will the Offer expire, and may the Offer be extended?

The Offer will expire at 11:59 p.m., Eastern time on June 19, 2018, unless extended. The Fund may elect at any time to extend the Offer. If the Offer is extended, the Fund will issue a press release announcing the extension. (See Section 16.)

What is the NAV per Share as of a recent date?

As of May 15, 2018, the NAV per Share was $9.40 and the last reported sales price on the NYSE American for a Share of the Fund's common stock was $8.81. (See Section 9 for more information regarding the trading range of Shares and the Fund's NAV per Share during the past four years.) Before the Offer expires, NAV quotations can be obtained from the Information Agent by calling (800) 467-0743 between 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays). (See Section 1.)

Will the Fund's NAV per Share be higher or lower on the date that the price to be paid for purchased Shares is to be determined?

No one can accurately predict the Fund's NAV per Share at a future date. (See Section 8.)

How do I participate in the Offer?

To participate in the Offer, you must follow the procedures set forth in Section 4 and in the Letter of Transmittal that accompanies this Offer to Purchase. If your Shares are registered in your name, you should obtain the tender offer materials, including this Offer to Purchase and the related form of Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Depositary in proper form before the Expiration Date (unless the Offer is extended by the Fund in which case the new deadline will be as stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary. You must also submit required documentation to establish that you are not subject to U.S. federal income tax backup withholding as described in Section 14. Neither the Fund nor the Depositary is under any obligation to notify shareholders of any errors or incomplete information in their submissions. Any deficiencies in a shareholder's submission may result in the shareholder's Shares not being accepted for purchase and being returned to the shareholder following the expiration of the Offer. (See Section 4.)

Must I tender all of my Shares for purchase?

No. You may tender for purchase all or part of the Shares you own. (See Section 1.)

May I withdraw my Shares after I have tendered them for purchase and, if so, by when must I do so?

Yes, you may withdraw your Shares at any time prior to 11:59 p.m., Eastern time on June 19, 2018 or, if the Offer is extended, at any time prior to the new expiration time and date as extended. In order for your withdrawal to be effective, the Depositary must receive your notice of withdrawal prior to the expiration of the Offer at one of the addresses listed on the back cover of this Offer to Purchase. You may re-tender withdrawn Shares by following the purchase procedures before the Offer expires, including during any extension period. In addition, if the Fund has not accepted for payment Shares you tendered, you may withdraw your tendered Shares at any time until the earlier of July 19, 2018 or their acceptance for payment. (See Section 5.)

How do I withdraw previously tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by the Depositary specifying the name of the participating shareholder, the number of Shares being withdrawn (which must be all of the Shares tendered) and, as to Share certificates representing tendered Shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such Shares if different from the person that tendered the Shares. (See Section 5.)

May I place any conditions on my tender of Shares?

No. (See Section 4.)

What if more than 28,470,130 Shares are tendered and not timely withdrawn?

The Fund is offering to purchase up 28,470,130 Shares. If shareholders tender (and do not timely withdraw) more than 28,470,130 Shares, the Fund will purchase duly tendered Shares from participating shareholders on a pro rata basis, disregarding fractions, based upon the number of Shares each shareholder tenders for purchase and does not timely withdraw. The Fund does not intend to increase the number of Shares that it is offering to purchase, even if shareholders tender more than 28,470,130 Shares. (See Section 1.)

If the Fund accepts my Shares for purchase, when will payment be made?

The Fund will pay for Shares properly tendered as soon as practicable after the Expiration Date. (See Section 6.)

Does the Fund have the financial resources to make payment?

Yes. To finance the purchase of tendered Shares, the Fund anticipates that funds will first be derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. To the extent the Fund does not have sufficient resources through cash on hand and the disposition of portfolio securities to purchase Shares in the Offer, it may finance a portion of the Offer through a committed leverage facility which the Fund may enter into prior to the expiration of the Offer.(See Section 7.)

Is the purchase of my Shares in the Offer a taxable transaction?

It is anticipated that the purchase of Shares tendered by shareholders for cash will be a taxable transaction for U.S. federal income tax purposes. All U.S. shareholders (other than tax-exempt shareholders) who sell Shares in the tender offer are expected to recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. The sale date for tax purposes will be the date the Fund accepts Shares for purchase. Participating shareholders may also be subject to additional U.S. federal taxation under certain circumstances. See Section 14 for a general summary of the material U.S. federal income tax consequences of a purchase of Shares pursuant to the Offer and the differing rules for U.S. and non-U.S. shareholders. Please consult your tax adviser regarding your specific tax consequences, including potential state, local and foreign tax consequences. (See Section 14.)

Upon expiration of the Offer, will the Fund complete the Offer and purchase all Shares tendered up to the number of Shares tendered for?

Yes, unless any conditions described in Section 3 are not satisfied. However, if more than 28,470,130 Shares are duly tendered for purchase pursuant to the Offer (and not withdrawn as provided for in Section 5), the Fund, subject to the conditions described in Section 3, will purchase Shares from participating shareholders in accordance with the terms and conditions specified in the Offer on a pro rata basis (disregarding fractions) based upon the number of Shares duly tendered (and not timely withdrawn) by or on behalf of each participating shareholder. The Fund also has the right to amend or terminate the Offer prior to the time the Offer expires. (See Sections 3 and 16.)

Is there any reason Shares tendered for purchase would not be accepted?

In addition to those circumstances described under Section 3 in which the Fund is not required to purchase tendered Shares, the Fund reserves the right to reject any and all tendered Shares determined by the Fund not to have been tendered in the appropriate form. The Fund may reject tendered Shares if, for instance, the Letter of Transmittal does not include original signature(s) or the original of any required signature guarantee(s). (See Section 4.)

How will tendered Shares be accepted for purchase by the Fund?

Properly tendered Shares, up to the number offered, will be accepted for purchase by the Fund by a notice of acceptance to the Depositary, which will thereafter make payment as directed by the Fund with funds to be deposited with it by the Fund as soon as practicable after the expiration of the Offer. (See Section 4.)

What should I do if I decide not to tender my Shares for purchase?

Nothing. There are no actions that you need to take.

Does the Fund's management recommend that shareholders participate in the Offer, and will management participate in the Offer?

None of the Fund, the Board or the Investment Adviser (defined below) is making any recommendation to the Fund's shareholders regarding whether to tender Shares in the Offer. None of the Fund's directors intends to tender for purchase in the Offer any of the Shares they beneficially own. (See Section 11.)

Will there be additional opportunities to tender my Shares to the Fund?

No other purchase offers are presently contemplated. (See Section 2.) However, as required by the Standstill Agreement, the Fund has established a targeted discount policy which seeks to manage the Fund's share trading discount by: (1) committing the Fund to buy back shares in the open market when the Fund's shares trade at a discount of 10% or more to NAV; and (2) undertaking a 15% tender offer if the average discount exceeds 11% of NAV over any rolling twelve-month period until December 31, 2019, provided that the Fund shall not be required to conduct more than one tender offer during such period.

How do I obtain more information?

Questions, requests for assistance and requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to the Information Agent toll free at (800) 467-0743. If you do not own Shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

IMPORTANT INFORMATION

Shareholders who desire to participate in the Offer should either: (a) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Shares, if any (in proper form), and all other documents required by the Letter of Transmittal; or (b) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Shareholders whose Shares are registered in the name of such a brokerage firm or other financial intermediary must contact that firm to instruct the firm to participate in the Offer on their behalf. Participating shareholders may be charged a fee by their brokerage firm or other financial intermediary for processing the documentation required to participate in the Offer on their behalf and may incur other expenses, including as described in this Offer to Purchase. The Fund reserves the absolute right to reject tenders determined not to be tendered in appropriate form. Transfer and delivery requirements are further detailed in the Letter of Transmittal. (See Sections 4 and 6.)

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION. NONE OF THE FUND, THE BOARD OR ABERDEEN ASSET MANAGERS LIMITED ("ABERDEEN"), THE FUND'S INVESTMENT ADVISER (THE "INVESTMENT ADVISER"), MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES FOR PURCHASE. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, THE BOARD OR THE INVESTMENT ADVISER AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES FOR PURCHASE PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED OR DESCRIBED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, THE BOARD OR THE INVESTMENT ADVISER. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES FOR PURCHASE IN THE OFFER.

THE FUND HAS FILED WITH THE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE TO (TOGETHER WITH ALL EXHIBITS THERETO, "SCHEDULE TO") UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), RELATING TO THE OFFER.

The date of this Offer to Purchase is May 22, 2018.

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TABLE OF CONTENTS

1.	Price; Number of Shares.	1
2.	Purpose of the Offer; Plans or Proposals of the Fund.	1
3.	Certain Conditions of the Offer.	3
4.	Procedures for Tendering Shares for Purchase.	4
5.	Withdrawal Rights.	7
6.	Payment for Shares.	7
7.	Source and Amount of Consideration.	8
8.	Effects of the Offer; Consequences of Participation.	9
9.	Price Range of Shares; Dividends/Distributions.	9
10.	Selected Financial Information.	10
11.	Interests of Directors, Executive Officers and Certain Related Persons.	15
12.	Certain Information About the Fund.	16
13.	Additional Information.	17
14.	United States Federal Income Tax Consequences.	17
15.	Certain Legal Matters; Regulatory Approvals.	19
16.	Amendments; Extension of Purchase Period; Termination.	19
17.	Miscellaneous.	20

1.  Price; Number of Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Fund will accept for payment, and purchase for cash, an aggregate amount of up to 28,470,130 of its Shares that are properly tendered and not timely withdrawn in accordance with Section 5 prior to the Expiration Date. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer prior to the time the Offer expires. (See Sections 3 and 17.) The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. (See Section 3.) The purchase price of the Shares will be 99% of their NAV per Share determined as of the close of the regular trading session of the NYSE American on the Purchase Pricing Date. The Fund will not pay interest on the purchase price under any circumstances.

The NAV as of the close of the regular trading session of the NYSE American on May 15, 2018 was $9.40 per Share and the last reported sale price of a Share on the NYSE American on such date was $8.81, representing a discount of 6.28% to NAV. Prior to 5:00 p.m., Eastern time, on the Expiration Date, NAV quotations can be obtained from the Information Agent by calling (800) 467-0743 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays). Shareholders who do not own Shares directly should obtain this information from their broker, dealer, commercial bank, trust company or other nominee, as appropriate. The Fund advises you to obtain a recent quotation for Shares in deciding whether to tender your Shares.

The Offer is being made to all shareholders and is not conditioned upon shareholders tendering for purchase in the aggregate any minimum number of Shares.

If more than 28,470,130 Shares are duly tendered for purchase pursuant to the Offer (and not timely withdrawn as provided in Section 5), the Fund, subject to the conditions listed in Section 3, will purchase Shares from participating shareholders in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) based upon the number of Shares duly tendered (and not timely withdrawn) by or on behalf of each shareholder. The Fund does not intend to increase the number of Shares offered for purchase, even if more than 28,470,130 Shares are tendered by all shareholders in the aggregate.

On May 15, 2018, there were 88,969,159 Shares issued and outstanding, and there were approximately 1,797 registered holders of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held legal title to Shares as nominees on behalf of multiple beneficial owners.

2.  Purpose of the Offer; Plans or Proposals of the Fund.

The Fund's Shares have tended to trade in recent years at prices that are below their net asset value, or at a discount. The Investment Adviser and the Board have regularly analyzed options to address the discount at which Shares have traded. As a result of those considerations, the Fund has taken certain actions, including implementing share buyback programs and managed distributions. Nonetheless, the Fund's discount has persisted and institutional investors have accumulated significant holdings in Shares. Given the size of these holdings, the Fund has been vulnerable to shareholder proposals that could be costly to shareholders, distracting to management and potentially detrimental to certain investors. In light of the changes in the markets and the potential for activism, the Board, along with the boards of directors of the Target Funds, after conducting an analysis of available alternatives, ultimately approved the Consolidation. In connection with the Consolidation, the Fund was restructured to pursue an emerging markets equity income strategy.

Significant holders of certain Target Funds subsequently advised that they support the Consolidation and that, given the significant change to the strategy of each Target Fund that would result from the Consolidation, it would, in their view, be advisable and appropriate for the Fund to conduct a tender offer subsequent to the Consolidation. Each Target Fund board of directors considered that the proposed tender offer would provide an opportunity for shareholders to sell at least a portion of the shares of the Fund at a price close to NAV and would provide an opportunity for liquidity to shareholders of the Target Funds who may not wish to remain invested in a fund with an emerging markets equity income focus. The boards of directors of the Target Funds and the Board of the Fund considered further analysis supporting this recommendation and other available alternatives, such as a liquidation of Target Funds or the Fund. The Board approved a tender offer, contingent on the consummation of the Consolidation, to provide liquidity to shareholders and increase the likelihood of shareholder support for the Consolidation. The Fund, along with six of the Target Funds, entered into a Standstill Agreement with CoL, a large shareholder of certain Target Funds, which required the Fund to commence a tender offer for shares of the Fund post-Consolidation at 99% of NAV in an amount that, together with capital gains then-accrued by the Fund and to be distributed in 2018, would aggregate up to a maximum distribution of 50%, and not less than 40%, of the net assets of the Fund. CoL has agreed to tender all of the Shares held by it in the Offer. Additionally, pursuant to the Standstill Agreement, the Fund has agreed to establish a targeted discount policy, which will seek to manage the Fund's share trading discount by: (1) committing the Fund to buy back shares in the open market when the Shares trade at a discount of 10% or more to NAV and (2) undertaking a 15% tender offer if the average discount exceeds 11% of NAV over any rolling twelve-month period commencing on the closing of a Reorganization and ending on December 31, 2019, provided that the Fund shall not be required to conduct more than one tender offer during such period. Also, pursuant to the Standstill Agreement, the Fund's expense ratio will be capped at 1.20% (excluding leverage costs, taxes, interest, brokerage commissions and any non-routine expenses) through December 31, 2019, which the Investment Adviser has agreed to extend until two years from April 27, 2018, the closing date of the Consolidation. If the Fund fails to complete a tender offer by the end of the third quarter of 2018, the Standstill Agreement will terminate. (See Section 11).

The Consolidation was consummated on April 27, 2018. On May 11, 2018, the Board announced that the Fund intended to commence a issuer tender offer for 32% of the outstanding Shares of the Fund at a price equal to 99% of the NAV per Share (as of the day immediately after the date any such offer expired). The Fund is making the Offer to provide shareholders with an alternative source of liquidity for their investment in Shares and as part of the Fund's continuous efforts to provide additional value to shareholders. The Offer provides a means for shareholders who wish to sell a portion of their Shares to do so at close to the NAV per Share.

Board Considerations

In making its decision regarding the Offer, the Board considered a variety of factors, including the recommendation of the Investment Adviser; whether the Offer would be consistent with the investment objective and other policies of the Fund; potential costs of the Offer and the potential impact of the Offer on the Fund's asset size and expense ratio; the Fund's ability to implement its investment strategies and achieve its investment objective; the tax implications to the Fund and its shareholders of conducting the Offer; the opportunity for liquidity to participating shareholders provided by the Offer; that the Offer could enable shareholders to tender a portion of their Shares at a price that is greater than what they could realize in the secondary market at that time; that the Offer is expected to have an accretive impact to NAV for shareholders who remain invested in the Fund; other steps the Board has taken or might take to address the discount and create additional liquidity; and the possibility that the Offer might reduce the Fund's trading discount on a short-term and long-term basis. The Board also considered the specific terms of the Offer, including pricing, the level of Fund assets and continued viability of the Fund following a tender offer, and the length of the standstill period.

The Board recognized that the size of the tender offer should be limited so that the Fund maintains sufficient assets in order to achieve certain benefits of a consolidation. For example, higher trading volume is generally associated with a larger fund. Nonetheless, the Board was of the view that a tender offer of a meaningful size post-Consolidation was reasonable and appropriate. After careful consideration of each of these factors, the Board members, in the exercise of their business judgment, unanimously approved the Offer based on a determination that the Offer is in the best interests of the Fund and all of its shareholders.

There can be no assurance that this Offer or any other actions taken by the Board will reduce or eliminate any market price discount from NAV of the Shares. The market price of the Shares will also be determined by, among other things, the relative demand for and supply of Shares in the market, the Fund's investment performance, the Fund's dividends and yield, and investor perception of the Fund's overall attractiveness as an investment as compared with other investment alternatives.

Any Shares purchased by the Fund pursuant to the Offer will become available for issuance by the Fund without further shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

No other purchase offers are presently contemplated, but the Board reserves the right to do purchase offers in the future. As required by the Standstill Agreement, the Fund has established a targeted discount policy which seeks to manage the Fund's share trading discount by: (1) committing the Fund to buy back shares in the open market when the Fund's shares trade at a discount of 10% or more to NAV; and (2) undertaking a 15% tender offer if the average discount exceeds 11% of NAV over any rolling twelve-month period until December 31, 2019, provided that the Fund shall not be required to conduct more than one tender offer during such period.

Except as set forth above, as referred to in Section 11 or in connection with the operation of the Fund's dividend reinvestment plan, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Fund's operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund's present dividend policy, or indebtedness (excluding a committed leverage facility, which the Fund may enter into prior to the expiration of the Offer) or capitalization of the Fund; (d) changes to the present Board or management of the Fund, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer; (e) any other material change in the Fund's corporate structure or business, including any plans or proposals to make any changes in the Fund's investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940 Act (the "1940 Act"); (f) any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund's obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

3.  Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund's right to extend, amend, or terminate the Offer at any time in its sole discretion, the Fund shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for any tendered Shares, if:

(a)  the Fund is not able to liquidate portfolio securities for purposes of conducting the Offer in an orderly manner and consistent with the Fund's investment objective, policies and status as a regulated investment company under the U.S. Internal Revenue Code of 1986, as amended (the "Code"), in order to provide sufficient consideration to purchase Shares tendered pursuant to the Offer;

(b)  there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Shares pursuant to the Offer or the Board's fulfillment of its fiduciary obligations in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer, or otherwise directly or indirectly adversely effects the Offer or the Fund;

(c)  there shall have occurred: (i) any general suspension of trading in or limitation on prices for securities on the New York Stock Exchange, NYSE American, or any other exchange on which the Shares or portfolio securities held by the Fund are traded; (ii) any declaration of a banking moratorium or similar action materially adverse to the Fund by U.S. federal, state or local authorities or any governmental authority of any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund or the issuers of its portfolio securities that is imposed by U.S. federal, state or local authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, terrorist action or any other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Fund; or (v) any other event or condition which, in the Board's judgment, would have a material adverse effect on the Fund or its shareholders if the Offer were consummated; or

(d)  the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board's fiduciary duty owed to the Fund or its shareholders.

The Board may modify these conditions in accordance with Section 17 below, subject to applicable legal and regulatory requirements. The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. (See Section 16.)

The foregoing conditions are for the Fund's sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

4.  Procedures for Tendering Shares for Purchase.

A.  Proper Tender of Shares. For Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and all other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and must either: (a) cause certificates for tendered Shares to be received by the Depositary at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before the Expiration Date; or (b) (in lieu of the delivery of such Share certificates prior to the Expiration Date) such shareholder must comply with the guaranteed delivery procedures set forth below. LETTERS OF TRANSMITTAL AND CERTIFICATES REPRESENTING TENDERED SHARES SHOULD NOT BE SENT OR DELIVERED TO THE FUND. Shareholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf. Shareholders who do not hold Shares through a broker, dealer, commercial bank, trust company or other nominee may wish to contact one of these entities, deposit their Shares with it and seek its assistance in submitting the Letter of Transmittal and other documents required for participation in the Offer.

The required transfer and delivery requirements are described in further detail in the Letter of Transmittal.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a purchase of Shares pursuant to the Offer unless at the time of the request, and at the time the Shares are accepted for payment, the person requesting the purchase has a net long position equal to or greater than the amount requested for purchase in either (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of purchase to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to purchase, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of requesting the purchase to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to purchase or guarantee of a request to purchase on behalf of another person.

The acceptance of Shares by the Fund for purchase will constitute a binding agreement between the participating shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating shareholder's representation that the shareholder has a net long position in the Shares being tendered for purchase within the meaning of Rule 14e-4 and that the request to tender such Shares complies with Rule 14e-4.

B.  Signature Guarantees and Method of Delivery. No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depositary Trust Company ("DTC") book-entry transfer facility whose name appears on DTC's security position listing as the owner of Shares) of the Shares tendered thereby, unless such holder(s) has completed either the box entitled "Special Transfer Instructions" or the box entitled "Special Mailing Instructions" in the Letter of Transmittal or (b) the Shares tendered are tendered for the account of a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association's approved medallion program (such as STAMP, SEMP or MSP) (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for purchase thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered for purchase without any alteration, enlargement or any change whatsoever.

If any of the Shares tendered for purchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the Shares tendered for purchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal or any certificates for Shares tendered for purchase or stock powers relating to Shares tendered for purchase are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted together with the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for purchase, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. (See subsection D of this Section 4.)

C.  Book-Entry Delivery. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares in accordance with DTC's procedures. However, although delivery of Shares may be effected through book-entry transfer at DTC, a Letter of Transmittal (or a copy thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent's Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover page of this Offer to Purchase, or the participating shareholder must comply with the guaranteed delivery procedures described below.

The term "Agent's Message" means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a "Book-Entry Confirmation") which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Shares for purchase that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

D.  Guaranteed Delivery. Notwithstanding the foregoing, if a shareholder desires to tender Shares for purchase pursuant to the Offer and the certificates for the Shares to be tendered for purchase are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the

Letter of Transmittal to reach the Depositary prior to the Expiration Date, or a shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder's Shares nevertheless may be tendered, provided that all of the following conditions are satisfied: (a) the tender for purchase is made by or through an Eligible Institution; (b) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to the Expiration Date; and (c) the certificates for all such tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Shares, as the case may be, together with a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent's Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m., Eastern time on the second NYSE American trading day after the date of receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares tendered for purchase within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE PARTICIPATING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. Shareholders have the responsibility to cause (a) the tender of their Shares for purchase (in proper certificated or uncertificated form); (b) the timely delivery of a properly completed Letter of Transmittal (including original signature(s) and the original of any required signature guarantee(s)) or Agent's Message; and (c) the timely delivery of all other documents required by the Letter of Transmittal. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

Notwithstanding any other provision hereof, payment for Shares accepted for purchase pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent's Message and any other documents required by the Letter of Transmittal.

E.  Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment or purchase, or pay for, any Shares if, in the opinion of the Fund's counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to the extent permitted by law, to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Fund's interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

NONE OF THE FUND, THE BOARD, THE INVESTMENT ADVISER, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THE FOREGOING PERSONS WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

F.  United States Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, the Depositary would generally be required to withhold 24% of the gross payments made pursuant to the offer to any U.S. Shareholder (as defined below) that is not a tax-exempt person unless such U.S. Shareholder has completed and submitted to the Depositary an IRS Form W-9. In order to avoid the possibility of backup withholding, all participating U.S. Shareholders are required to provide the Depositary with a properly completed and signed IRS Form W-9. FAILURE OF A U.S. SHAREHOLDER TO

PROVIDE THE DEPOSITARY WITH A COMPLETED AND SIGNED FORM W-9 WILL RESULT IN A DEFECTIVE SUBMISSION, AND THE FUND WILL BE UNABLE TO PURCHASE SUCH SHAREHOLDER'S SHARES. A "U.S. Shareholder" is a "U.S. person" within the meaning of the Code. In general, a "U.S. Shareholder" is a shareholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in the United States or under the law of the United States or of any State thereof; (c) an estate the income of which is subject to United States federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

In order to avoid the possibility of withholding of U.S. federal income taxes, participating Non-U.S. Shareholders (as defined below) must provide the Depositary with a completed IRS Form W-8BEN, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. FAILURE TO PROVIDE THE DEPOSITARY WITH THE APPROPRIATE FORM W-8 WILL RESULT IN A DEFECTIVE SUBMISSION AND THE FUND WILL BE UNABLE TO PURCHASE THE PARTICIPATING NON-U.S. SHAREHOLDER'S SHARES. For this purpose, a "Non-U.S. Shareholder" is any shareholder that is not a "U.S. person" within the meaning of the Code. Copies of Form W-8BEN are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

FAILURE OF A PARTICIPATING SHAREHOLDER TO SUBMIT THE DOCUMENTATION DESCRIBED ABOVE WILL RESULT IN AN INVALID SUBMISSION OF SHARES FOR PARTICIPATION IN THE OFFER AND, ACCORDINGLY, SUCH SHAREHOLDER'S TENDERED SHARES WILL NOT BE ACCEPTED FOR PURCHASE.

5.  Withdrawal Rights.

At any time prior to the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time prior to the earlier of (i) the time of such acceptance or (ii) July 19, 2018, any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered.

To be effective, a written notice of withdrawal of Shares tendered for purchase must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name(s) of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the shareholder) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered for purchase by following the procedures described in Section 4 prior to the Expiration Date. Except as otherwise provided in this Section 5, tenders of Shares made pursuant to the Offer will be irrevocable.

NONE OF THE FUND, THE BOARD, THE INVESTMENT ADVISER, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

6.  Payment for Shares.

For purposes of the Offer, the Fund will be deemed to have accepted for payment any purchased Shares that are tendered for purchase (and not timely withdrawn in accordance with Section 5) when, as and if the Fund gives oral or written notice to the Depositary of its acceptance of such Shares for purchase pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return Shares tendered for purchase promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will pay for Shares properly tendered as soon as practicable after the Expiration Date.

Properly tendered Shares accepted by the Fund for purchase will be cancelled as soon as practicable after the Expiration Date. The Fund will not pay interest on the purchase price for this or any other reason.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

(a)  a Letter of Transmittal (or a copy thereof) properly completed and duly executed with any required signature guarantee(s), or an Agent's Message in connection with a book-entry transfer;

(b)  a certificate evidencing Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedure set forth in Section 4; and

(c)  all other documents required by the Letter of Transmittal.

The Fund is paying the costs of conducting the Offer, which include the costs of printing and mailing materials to shareholders, certain legal and filing fees and the fees and expenses of the Depositary and the Information Agent. Brokers, dealers or other institutions also may charge fees to a participating shareholder for processing a purchase request and sending it to the Depositary.

Certificates representing Shares tendered but not purchased will be returned promptly in uncertificated  (or book-entry) form following the termination, expiration or withdrawal of the Offer, without further expense to the participating shareholder. The Fund will not be obligated to purchase Shares pursuant to the Offer under certain conditions. (See Section 3.)

In order to tender validly Shares for purchase pursuant to the Offer, participating shareholders must complete and sign the appropriate IRS Form W-8 or IRS Form W-9, as applicable, and provide such form to the Depositary together with the Letter of Transmittal. Failure of a participating shareholder to do so will result in a defective submission and the Fund will not purchase such shareholder's Shares (See Section 4.F.).

7.  Source and Amount of Consideration.

The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number of Shares tendered for purchase, and the price will be based on the NAV per Share on the Purchase Pricing Date. If the NAV per Share on the Purchase Pricing Date were $9.40, which was the NAV per Share on May 15, 2018, and if shareholders tendered all Shares offered for purchase pursuant to the Offer, payments by the Fund to the participating shareholders would be approximately $264,943,029.78 (based on a price per Share of $9.306, which is approximately 99% of the NAV as of the close of the regular trading session of the NYSE American on May 15, 2018).

To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will first be derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. The selection of which portfolio securities to sell, if any, will be made by the Investment Adviser, taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements. To the extent the Fund does not have sufficient resources through cash on hand and the disposition of portfolio securities to purchase Shares in the Offer, it may finance a portion of the Offer through a committed leverage facility, which the Fund may enter into prior to the expiration of the Offer.

Because the Fund may sell portfolio securities to raise cash for the purchase of Shares, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its assets in cash and cash equivalents. As of May 17, 2018, approximately 92.13% of the Fund's assets were invested in equity securities of emerging market issuers and 0.15% of the Fund's assets were invested in private equity private placement securities. The balance of the Fund's assets were invested in cash and cash equivalents.

Under some market circumstances, it may be necessary for the Fund to raise cash by liquidating portfolio securities in a manner that could reduce the market value of such securities and, thus, reduce both the NAV of the Shares and the proceeds from the sale of such securities. Liquidating portfolio securities, if necessary, may also lead to the premature disposition of portfolio investments and additional transaction and tax costs. Depending upon the timing of such sales, any such decline in NAV per Share may adversely affect any tendering shareholders whose Shares are accepted for purchase by the Fund, as well as those shareholders who do not sell Shares pursuant to the Offer. Shareholders who retain their Shares may be subject to certain other effects of the Offer. See Section 14.

8.  Effects of the Offer; Consequences of Participation.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR PARTICIPATING AND NON-PARTICIPATING SHAREHOLDERS. PLEASE SEE BELOW.

A.  Effects on Value of Portfolio Securities. The Fund's investments may decrease in value following the Offer, depending on the level of participation in the Offer. The sale by the Fund of portfolio securities to raise cash to finance the Offer may cause the market prices of portfolio securities being sold to decline and hence the Fund's NAV may decline. If any such decline occurs, the Fund cannot predict what the magnitude would be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Purchase Pricing Date, if such a decline continued through the Purchase Pricing Date, the consideration received by tendering shareholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses and may also require the Fund to make additional taxable distributions to shareholders. Moreover, the Fund may receive proceeds from the sale of portfolio securities (for purposes of financing the Offer) less than valuations assigned to such securities by the Fund. Depending upon the timing of such sales, any such decline in NAV may adversely affect any tendering shareholders whose Shares are accepted for purchase by the Fund, as well as those shareholders who do not sell Shares pursuant to the Offer, thereby reducing the amount of proceeds received by tendering shareholders and the NAV per Share for non-tendering shareholders.

B.  Effects on the Fund. The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-participating shareholders and reducing the NAV per Share of the Fund. This reduction in the NAV per Share of the Fund will likely cause the ratio of the Fund's expenses to its NAV per Share to increase. Additionally, a reduction in the number of Shares issued and outstanding may reduce the liquidity and the depth of the trading market for Shares.

C.  Tax Consequences of Participating Shareholders. The purchase of Shares tendered by participating U.S. Shareholders of Shares for cash pursuant to the Offer will generally have U.S. federal income tax consequences. In addition, non-participating shareholders may also be subject to certain U.S. tax consequences. See Section 14.

9.  Price Range of Shares; Dividends/Distributions.

The Fund is the legal and tax survivor of the Consolidation, but one of the Target Funds, Aberdeen Latin America Equity Fund, Inc. (the "Accounting Survivor"), is the accounting and performance survivor of the Consolidation. As a result, the Fund has adopted the performance and financial history of the Accounting Survivor, and the performance information presented below reflects that of the Accounting Survivor. The following table sets forth, for the periods indicated, the high and low NAVs per Share of the Accounting Survivor and the high and low closing sale prices per Share of the Accounting Survivor as reported on the NYSE American, and the amounts of cash dividends/distributions per Share of the Accounting Survivor paid during such periods. All of these items have been adjusted by the conversion ratio from the merger of the Aberdeen Latin America Equity Fund, Inc. into the Aberdeen Chile Fund, Inc. The investment strategies of the Fund may vary significantly from those of the Accounting Survivor, and the information set out below should not be viewed as an indicator of how the Fund will perform or trade, or the distributions that it will make, in the future.

	Net Asset Value		Market Price		Dividends/
Period Ended	High	Low	High	Low	Distributions
31-Mar-18	$11.22	$10.02	$10.27	$9.23	n/a
31-Dec-17	$10.71	$9.56	$10.11	$8.69	$0.14
30-Sep-17	$10.75	$8.91	$9.69	$7.95	n/a
30-Jun-17	$9.62	$8.49	$8.65	$7.76	n/a
31-Mar-17	$9.08	$7.90	$8.09	$6.90	n/a
31-Dec-16	$8.98	$7.48	$7.85	$6.57	$0.10
30-Sep-16	$8.72	$7.65	$7.73	$6.68	n/a
30-Jun-16	$7.89	$6.75	$6.89	$5.93	n/a
31-Mar-16	$7.12	$5.15	$6.29	$4.51	n/a

As of the close of business on May 11, 2018, the Fund's NAV was $9.56 per Share, and the high, low and closing prices per Share on the NYSE American on that date were $8.98 (H), $8.86 (L) and $8.89 (C), respectively. Prior to the expiration of the Offer, daily NAV quotations for the Fund can be obtained in the manner indicated in Section 1.

The tender of Shares, unless and until such tendered Shares are accepted for purchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.

10.  Selected Financial Information.

The tables below are intended to help you understand the financial performance of the Accounting Survivor. This information has been derived from audited financial statements of the Accounting Survivor, which are incorporated herein by reference and included in the Accounting Survivor's 2017 annual report to shareholders. The annual and semi-annual reports of the Accounting Survivor may be obtained without charge by emailing InvestorRelations@aberdeen-asset.com, by calling 1-800-522-5465 or on the Internet at www.sec.gov or at www.aberdeenAEF.com.

FINANCIAL HIGHLIGHTS OF THE ACCOUNTING SURVIVOR

The following table includes per-Share performance data for a Share of the Accounting Survivor, total investment return, ratios of expenses and net investment income or loss to average net assets and other supplemental data for each period indicated. This information has been derived from information provided in the financial statements and market price data for Shares of the Accounting Survivor. The investment strategies of the Fund may vary significantly from those of the Accounting Survivor, and the information set out below should not be viewed as an indicator of how the Fund will perform in the future.

	For the Fiscal Years Ended December 31,
	2017	2016
Per Share Operating Performance(a):
Net asset value per common share, beginning of year	$7.80	$5.91
Net investment income	0.09	0.11
Net realized and unrealized gains/(losses) on investments and foreign currency transactions	2.24	1.88
Total from investment operations applicable to common shareholders	2.33	1.99
Dividends and distributions to common shareholders from:
Net investment income	(0.14)	(0.10)
Net realized gains
Total distributions	(0.14)	(0.105)
Net asset value per common share, end of year	$9.99	$7.80
Market value, end of year	$9.15	$6.78
Total Investment Return Based on(b):
Market value	37.05%	31.68%
Net asset value	30.05%	33.81%
Ratio to Average Net Assets/Supplementary Data:
Net assets, end of year (000 omitted)	$217,187	$169,502
Average net assets applicable to common shareholders (000 omitted)	$203,477	$161,113
Total expenses, net of fee waivers(c)	1.68%	1.37%
Total expenses, excluding fee waivers(c)	1.70%	1.38%
Total expenses, net of waivers and excluding taxes	1.32%	1.34%
Net investment income(c)	1.03%	1.48%
Portfolio turnover	14.53%	10.71%

(a)  Based on average shares outstanding.

(b)  Total investment return based on market value is calculated assuming that shares of the Accounting Survivor's common stock were purchased at the closing market price as of the beginning of the period, dividends, capital gains and other distributions were reinvested as provided for in the Accounting Survivor's dividend reinvestment plan and then sold at the closing market price per share on the last day of the period. The computation does not reflect any sales commission investors may incur in purchasing or selling shares of the Accounting Survivor. The total investment return based on the net asset value is similarly computed except that the Accounting Survivor's net asset value is substituted for the closing market value.

(c)  Ratios include the effect of Chilean taxes.

SUMMARY OF SELECTED FINANCIAL INFORMATION OF THE ACCOUNTING SURVIVOR
For the Periods Indicated Below

STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
Net Investment Income
Income
Dividends and other income (net of foreign withholding taxes of $477,444 (2017) and $357,450 (2016))	$5,501,345	$4,577,514
Total Investment Income	5,501,345	4,577,514
Expenses
Investment advisory fee	1,710,119	1,368,082
Chilean repatriation taxes	733,017	37,511
Administration fee	273,321	235,473
Legal fees and expenses	184,763	36,981
Custodian's fees and expenses	172,549	140,750
Directors' fees and expenses	134,500	123,251
Independent auditors' fees and expenses	57,950	72,857
Insurance expense	50,431	49,444
Investor relations fees and expenses	48,645	63,070
Reports to shareholders and proxy solicitation	35,464	44,228
Transfer agent's fees and expenses	25,257	23,676
Miscellaneous	26,065	33,584
Total expenses	3,452,081	2,228,907
Less: Investment advisory fee waiver	(36,504)	(28,261)
Net expenses	3,415,577	2,200,646
Net Investment Income	2,085,768	2,376,868
Net Realized/Unrealized Gain/(Loss) from Investments and Foreign Currency Related Transactions:
Net realized gain/(loss) from:
Investment transactions(a)	457,490	(11,040,108)
Foreign currency transactions	(32,605)	(238,765)
	424,885	(11,278,873)
Net change in unrealized appreciation/(depreciation) on:
Investments (including $38,830 change in deferred capital gains tax (2017) and $763 change in Chilean taxes on unrealized gains (2016))	48,233,933	51,791,665
Foreign currency translation	97,728	303,616
	48,331,661	52,095,281
Net realized and unrealized gain from investments and foreign currency related transactions	48,756,546	40,816,408
Net Increase in Net Assets Resulting from Operations	$50,842,314	$43,193,276

(a)  Includes realized gain portion of distributions from underlying private equity investments of $0 (2017) and $0 (2016).

STATEMENT OF ASSETS AND LIABILITIES OF THE ACCOUNTING SURVIVOR

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
Assets
Investments, at value (investment cost $160,072,944 (2017) and $161,783,565 (2016))	$215,757,073	$169,194,931
Short-term investment, at value (cost $647,711 (2017) and $1,690,509 (2016))	647,711	1,690,509
Foreign currency, at value (cost $2,468,145 (2017) and $909,745 (2016))	2,572,164	912,730
Receivable for investments sold	2,975,538	—
Cash	—	120
Interest and dividends receivable	1,029,423	906,783
Prepaid expenses	25,436
Total assets	223,007,345	172,705,073
Liabilities
Dividends payable to common shareholders	3,157,650	2,234,555
Chilean repatriation taxes	1,010,412	268,127
Payable for investments purchased	949,973	176,393
Investment advisory fees payable	457,134	363,931
Administration fees payable	87,948	77,267
Accrued foreign capital gains tax	29,562
Director fees payable	19,000	16,000
Investor relations fees payable	10,406	15,038
Other accrued expenses	98,239	51,405
Total liabilities	5,820,324	3,202,716
Net Assets	$217,187,021	$169,502,357
Composition of Net Assets:
Common stock (par value $.001 per share)	$7,449	$7,449
Paid-in capital in excess of par	185,584,138	185,498,379
Distributions in excess of net investment income	(1,053,347)	(101,483)
Accumulated net realized loss from investment and foreign currency transactions	(23,103,432)	(23,322,540)
Net unrealized appreciation on investments and other assets and liabilities denominated in foreign currencies	55,752,213	7,420,552
Net Assets	$217,187,021	$169,502,357
Net asset value per share based on 21,739,987 shares issued and outstanding for 2017 and 2016	$9.99	$7.80

SUMMARY OF QUARTERLY NAV DISCOUNTS AND PREMIUMS OF THE
ACCOUNTING SURVIVOR

Shares have traded at varying relationships to per Share NAV. The following table shows the relationship between price on the NYSE American and NAV per share of the Accounting Survivor for the quarters indicated. The investment strategies of the Fund may vary significantly from those of the Accounting Survivor, and the information set out below should not be viewed as an indicator of how the Fund will trade in the future.

	Premium/(Discount) to Net Asset Value
Period Ended	High	Low
31-Mar-18	-8.43%	-7.87%
31-Dec-17	-4.75%	-9.14%
30-Sep-17	-9.40%	-11.81%
30-Jun-17	-9.51%	-11.07%
31-Mar-17	-10.20%	-12.62%
31-Dec-16	-12.42%	-12.82%
30-Sep-16	-10.69%	-12.71%
30-Jun-16	-12.64%	-12.18%
31-Mar-16	-11.60%	-13.24%

11.  Interests of Directors, Executive Officers and Certain Related Persons.

Beneficial Ownership of Directors and Officers

Information, as of particular dates, concerning the Fund's directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters, is required to be disclosed in proxy statements distributed to the Fund's shareholders and filed with the Commission. The table below sets forth the number of Shares and percentage of outstanding Shares beneficially owned by the directors and officers of the Fund as of May 15, 2018.

Name and Position(1)	Number of Shares / Beneficially Owned
James J. Cattano, Director	82,078.02 / 0.0923%
Lawrence J. Fox, Director	55,852.34 / 0.0628%
Nancy Yao Maasbach, Director	0 / 0%
C. William Maher, Director	5,353 / 0.0060%
Steven N. Rappaport, Director	114,957.09 / 0.1292%
Rahn Porter, Director	4,815 / 0.0054%
Christian Pittard, Chief Executive Officer & President	0
Jeffrey Cotton, Vice President & Chief Compliance Officer	0
Andrea Melia, Treasurer & Chief Financial Officer	0
Megan Kennedy, Vice President & Secretary	0
Joseph Andolina, Vice President- Compliance	0
Alan Goodson, Vice President	0
Bev Hendry, Vice President	0
Joanne Irvine, Vice President	0
Devan Kaloo, Vice President	0
Jennifer Nichols, Vice President	0
Lucia Sitar, Vice President	0
Hugh Young, Vice President	0
Sharon Ferrari, Assistant Treasurer	0
Heather Hasson, Assistant Secretary	0

(1)  The business address and telephone number of each named director and executive officer is c/o Aberdeen Emerging Markets Equity Income Fund, Inc., 1735 Market Street, 32nd Floor, Philadelphia, PA 19103 (telephone number 215-405-5700).

Neither the Fund nor, to the best of the Fund's knowledge, any of the Fund's directors or officers, or associates of any of the foregoing, has effected any transaction in the Shares, except for dividend reinvestments and Shares received in connection with the Consolidation, during the past 60 days. Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund's knowledge, any of the Fund's directors or officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person with respect to any securities of the Fund, including, but not limited to, any agreement, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, there is no present or proposed material agreement, arrangement, understanding or relationship with respect to the Offer between the Fund and any of its executive officers, directors, controlling persons or subsidiaries. Based upon information provided or available to the Fund, no director, officer or affiliate of the Fund intends to tender Shares for purchase pursuant to the Offer.

Open Market Repurchase Program

The Board had previously authorized, but did not require, Fund management to make open market purchases from time to time in an amount up to 10% of the Fund's outstanding shares, in accordance with Rule 10b-18 under the Exchange Act and other applicable federal securities laws. Such purchases may be made when, in the reasonable judgment of Fund management, such repurchases may enhance shareholder value. For the fiscal year ended December 31, 2017 and the fiscal year ended December 31, 2016, the Fund did not repurchase shares through this program. During the 60 days prior to the date of this Offer to Purchase, the Fund did not purchase any Shares in the open market.

Standstill Agreement

As described above, on October 3, 2017, the Fund entered into the Standstill Agreement with CoL. Pursuant to the Standstill Agreement, the Fund agreed to conduct a tender offer on terms consistent with the terms of the Offer. The Standstill Agreement will remain in effect until the earliest of the "Standstill Period" (which expires on December 31, 2019), such other date mutually agreed by the parties to the Standstill Agreement or termination of the Standstill Agreement. If the Fund fails to complete a tender offer by the end of the third quarter of 2018, the Standstill Agreement will terminate.

In addition to a requirement to conduct a tender offer on the terms described above, as noted above, the Standstill Agreement with CoL requires the Fund to establish a targeted discount policy, which will seek to manage the Fund's share trading discount by: (1) committing the Fund to buy back shares in the open market when the Fund's shares trade at a discount of 10% or more to NAV; and (2) undertaking a 15% tender offer if the average discount exceeds 11% of NAV over any rolling twelve-month period until December 31, 2019, provided that the Fund shall not be required to conduct more than one tender offer during such period. In implementing this targeted discount policy, the Fund will not buy back shares in the open market until at least 60 days after the Consolidation. Also, pursuant to the Standstill Agreement, the Fund's expense ratio will be capped at 1.20% (excluding leverage costs, taxes and non-routine/extraordinary expenses) through December 31, 2019, which the Investment Adviser has agreed to extend until two years from the date of the first reorganization closing. The Fund will be authorized to reimburse the Investment Adviser for management fees previously limited and/or for expenses previously paid by the Investment Adviser, provided, however, that any reimbursements must be paid at a date not more than three years after the date when the Investment Adviser limited the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the lesser of the applicable expense limitation in the contract at the time the fees were limited or expenses are paid or the applicable expense limitation in effect at the time the expenses are being recouped by the Investment Adviser.

Under the Standstill Agreement, CoL has agreed to (1) submit for tender all Shares beneficially owned by it in the tender offer, (2) through December 31, 2019, vote all Shares beneficially owned by it following the consummation of the Consolidation in favor of any director nominees submitted at a shareholder meeting with respect to which the Board recommends a vote in favor and against any proposal or Director nominee with respect to which the Board recommends a vote against through December 31, 2019 and (3) be bound by certain "standstill" covenants through December 31, 2019. In the event that CoL submits its shares in the tender offer and the tender offer is oversubscribed, the shares submitted by CoL will be accepted by the Fund pro rata according to the same percentage accepted by the Fund for all other tendering shareholders.

12.  Certain Information About the Fund.

The Fund is a Maryland corporation with its principal executive offices located at 1735 Market Street, 32nd Floor, Philadelphia, PA 19103 (telephone number (215) 405-5700). The Fund is a closed-end equity fund. The Fund commenced operations on September 27, 1989. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder. The Fund's investment objective is to seek to provide both current income and long-term capital appreciation. Under normal market conditions, at least 80% of the Fund's net assets, plus any borrowings for investment purposes, will be invested in emerging markets equity securities.

The Investment Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and regulated in the United Kingdom by the Financial Services Authority. The Fund has entered into an advisory agreement with Aberdeen pursuant to which Aberdeen provides investment advisory and portfolio management services to the Fund and is responsible for its overall management. The Investment Adviser's principal business address is Bow Bells House, 1 Bread Street, London, EC4M 9HH.

Aberdeen is a direct wholly owned subsidiary of Aberdeen Asset Management PLC ("Aberdeen PLC"). As of August 14, 2017, Aberdeen PLC became a direct subsidiary of Standard Life plc, which changed its name to Standard Life Aberdeen plc, as a result of a merger of the two companies.

As of May 15, 2018, to the knowledge of the Fund based on public filings, no person beneficially owned more than 5% of the voting securities of any class of securities of the Fund, except for the following:

Shareholder Name & Address	Class of Shares	Share Holdings	Percentage Owned
City of London Investment Group PLC 77 Gracechurch Street London X0 EC3V0AS	Common Stock	24,833,718	27.91%

13.  Additional Information.

The Fund has filed with the Commission a Schedule TO, which provides additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO at the prescribed rates at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of Schedule TO may also be obtained by mail at the prescribed rates from the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The Fund's filings are also available to the public on the Commission's website at www.sec.gov.

14.  United States Federal Income Tax Consequences.

The following discussion is a general summary of the U.S. federal income tax consequences to participating shareholders. The U.S. federal income tax consequences of participation in the Offer can vary depending on a shareholder's circumstances. Shareholders should consult their own tax advisers with respect to the tax consequences of a purchase of Shares pursuant to the Offer, including the application of foreign, state and local income tax laws.

A.  U.S. Shareholders. It is anticipated that shareholders (other than tax-exempt persons) who are citizens and/or residents of the U.S., corporations or partnerships (or certain other entities that are treated as corporations or partnerships for United States federal income tax purposes) created or organized in or under the laws of the U.S. or any State thereof or the District of Columbia, estates the income of which is subject to U.S. federal income taxation regardless of the source of such income, and trusts if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust ("U.S. Shareholders"), and who sell Shares pursuant to the Offer will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash they receive pursuant to the Offer and their adjusted tax basis in the Shares sold. The sale date for tax purposes will be the date the Fund accepts Shares for purchase. This gain or loss will be capital gain or loss if the Shares sold are held by the tendering U.S. Shareholder at the time of sale as capital assets and will be treated as either long-term or short-term if the Shares have been held at that time for more than one year or for one year or less, respectively. Any such long-term capital gain realized by a non-corporate U.S. Shareholder will be taxed at a maximum rate of 20%. This U.S. federal income tax treatment, however, is based on the assumption that not all shareholders will tender their Shares pursuant to the Offer and that the continuing ownership interest in the Fund of each tendering shareholder (including Shares constructively owned by such tendering shareholder pursuant to the provisions of Section 318 of the Code) will be sufficiently reduced to qualify the sale as a sale rather than a distribution for U.S. federal income tax purposes. It is therefore possible that the cash received for the Shares purchased by the Fund would be taxable as a distribution by the Fund, rather than as a gain from the sale of the Shares. In that event, the cash received by a U.S. Shareholder will be taxable as a dividend (i.e., as ordinary income) to the extent of the U.S. Shareholder's allocable share of the Fund's current or accumulated earnings and profits, with any excess of the cash received over the portion so taxable as a dividend constituting a non-taxable return of capital to the extent of the U.S. Shareholder's tax basis in the Shares sold and with any remaining excess of such cash being treated as either long-term or short-term capital gain from the sale of the Shares (if the Shares are held as capital assets) depending on how long they were held by the U.S. Shareholder. If cash received by a U.S. Shareholder is taxable as a dividend, the shareholder's tax basis in the purchased Shares will be added to the tax basis of the remaining Shares held by the shareholder. A portion of the amount that is treated as a dividend may qualify for the corporate dividends-received deduction (for corporate shareholders) or as "qualified dividend income" (for certain non-corporate shareholders), depending on the sources of the Fund's income. In addition, if a tender of Shares is treated as a distribution to a tendering shareholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering shareholder whose proportionate interest in the Fund has been increased by such tender.

Certain individuals, estates and trusts are generally subject to a 3.8% Medicare contribution tax on their net investment income if their income exceeds certain threshold amounts. For these purposes, "net investment income" generally includes, among other things, (i) distributions paid by the Fund of net investment income and capital gains, and (ii) any net gain from the sale, exchange or other taxable disposition of Shares of the Fund.

i. Characterization of the Purchase as a Sale or Exchange. For U.S. federal income tax purposes, a purchase of Shares pursuant to the Offer will be treated as a taxable sale or exchange of the Shares if, after the application of certain constructive ownership rules, the tender completely terminates the shareholder's interest in the Fund, is treated as a distribution that is "substantially disproportionate" or is treated as a distribution that is "not essentially equivalent to a dividend." For this purpose, a "substantially disproportionate" purchase is one that reduces the shareholder's percentage voting interest in the Fund by more than 20% and after which the shareholder owns a less-than-50% voting interest in the Fund. Also for this purpose, a purchase is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" of a shareholder's percentage interest in the Fund. Whether a reduction is "meaningful" depends on a shareholder's particular facts and circumstances. If the transaction is treated as a sale or exchange for tax purposes, the difference between (i) the sum of the value of any cash received and (ii) the participating shareholder's basis in the Shares purchased will be taxed as a capital gain or loss by shareholders who hold their Shares as a capital asset and as a long-term capital gain or loss if such Shares have been held for more than one year. All or a portion of any loss realized upon a taxable disposition of Shares will be disallowed if other Shares of the Fund are purchased 30 days before or after the disposition. In such a case, the basis of the newly purchased Shares will be adjusted to reflect the disallowed loss.

ii. Possible Characterization of the Purchase as a Distribution to Both Participating and Non-Participating Shareholders. If a purchase of Shares does not qualify for sale or exchange treatment, the proceeds received by a shareholder may be taxed as a dividend to the extent of the tendering shareholder's allocable share of the Fund's earnings and profits, and thereafter as a nontaxable return of capital to the extent of the shareholder's basis in the Shares. Any proceeds in excess of the shareholder's basis in the Shares will be taxable as capital gain. In addition, if any amounts received are treated as a dividend to participating shareholders, there is a risk that both the non-participating and the participating shareholders whose percentage interests in the Fund increase may be considered to have a deemed distribution to the extent that their proportionate interests in the Fund increase as a result of the purchase, and all or a portion of that deemed distribution may be taxable as a dividend (with the same treatment to the extent of the Fund's earnings and profits and the shareholder's basis in the Shares, as described above). Such dividend treatment will not apply, however, if the tender is treated as an "isolated redemption" within the meaning of the Treasury regulations.

Under the "wash sale" rules under the Code, loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the U.S. Shareholder acquires Shares within 30 days before or after the date the tendered Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

B.  Non-U.S. Shareholders. The U.S. federal income taxation of a Non-U.S. Shareholder (i.e., any shareholder that is not a U.S. Shareholder as defined above) on a sale of Shares pursuant to the Offer depends on whether such transaction is "effectively connected" with a trade or business carried on in the U.S. by the Non-U.S. Shareholder as well as the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, as discussed above for U.S. Shareholders. If the sale of Shares pursuant to the Offer is not so effectively connected and if, as anticipated for most U.S. Shareholders, it gives rise to taxable gain or loss, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. withholding tax, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, the cash received by a tendering Non-U.S. Shareholder is treated for U.S. tax purposes as a distribution by the Fund, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend does not constitute effectively connected income. If the amount realized on the tender of Shares by a Non-U.S. Shareholder is effectively connected income, regardless of whether the tender is characterized as a sale or as giving rise to a distribution from the Fund for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Shareholder.

C.  Backup Withholding. Backup withholding tax at a rate of 24% may be imposed on the gross proceeds paid to a participating shareholder if that shareholder fails to properly furnish the Fund with a correct taxpayer identification number, has underreported dividend or interest income or fails to certify to the Fund that he is not subject to such withholding. In order to avoid the need for backup withholding, all participating U.S. Shareholders are required to provide the Depositary with a properly completed IRS Form W-9. Participating Non-U.S. Shareholders are required to provide the Depositary with a properly completed IRS Form W-8BEN, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. Failure to provide the Depositary with the appropriate completed and signed form will result in a defective submission, and the Fund will be unable to purchase such shareholder's Shares. A Form W-8BEN and a Form W-9 are provided with the Letter of Transmittal for shareholders. Other types of Form W-8 can be found on the IRS website at http://www.irs.gov/formspubs/index.html.

15.  Certain Legal Matters; Regulatory Approvals.

The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. The Fund believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations. Additionally, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and related rules, certain transactions may not be consummated without satisfying certain notice and waiting period requirements. The Fund believes that notice under the HSR Act is not required by it for the Offer. To the best of the Fund's knowledge, there are no material pending legal proceedings relating to the Offer. Furthermore, the Fund is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer and that is not described herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action would be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in material adverse consequences to the Fund's business. The Fund's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 3 above.

16.  Amendments; Extension of Purchase Period; Termination.

Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 3 above, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. (See Section 5.)

Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (a) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 3 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 3; and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Shares tendered for purchase promptly after the termination or withdrawal of the Offer, and that the Fund may not delay acceptance or payment for, any Shares upon the occurrence of any of the conditions specified in Section 3 without extending the period during which the Offer is open.

Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m. Eastern time on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and filing such release with the Commission.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional purchase offer materials and extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to shareholders. Accordingly, if, for example, prior to the Expiration Date, the Fund decreased the number of Shares being sought, increased the consideration offered pursuant to the Offer or added a dealer's soliciting fee, and if the Offer were scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to shareholders, the Offer would be extended until at least the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight Eastern time.

17.  Miscellaneous.

The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or "blue sky" laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

The Letter of Transmittal and Share certificates and any other required documentation should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Certified Mail:	By Overnight Delivery:
Computershare Trust Company, N.A. P.O. Box 43011 Providence, RI 02940-3011 Attn: Corporate Actions	Computershare Trust Company, N.A. 250 Royall Street Suite V Canton, MA 02021 Attn: Corporate Actions

Questions or requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal or other material in connection with the Offer may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their brokers, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

AST Fund Solutions, LLC

48 Wall Street

22nd Floor

New York, NY 10005 Toll Free: (800) 467-0743

ABERDEEN EMERGING MARKETS EQUITY INCOME FUND, INC.

May 22, 2018